UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2011

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On July 28, 2011, the Company announced that on July 27, 2011, its Board of Directors declared a special cash dividend of $1.00 per share (or approximately $136.8 million in the aggregate) payable to holders of record of the Company’s common stock, par value $.001 per share ("Common Stock"), as of the close of business on August 9, 2011. The payment date for the special dividend will be on or about August 23, 2011.

In conjunction with announcing the special dividend, the Company also announced that on July 27, 2011, its Board of Directors had approved a 1-for-4 reverse stock split of its Common Stock to be implemented following the payment of the special dividend.

The reverse stock split will be effective with respect to shareholders of record at the close of trading on August 30, 2011, and the Common Stock is expected to begin trading as adjusted for the reverse stock split on August 31, 2011. As a result of the reverse stock split, each four shares of the Common Stock will be exchanged for one share of Common Stock, and the total number of shares of Common Stock outstanding will be reduced from approximately 136.8 million shares to approximately 34.2 million shares. Shareholders will receive cash in lieu of Common Stock for any fraction of a share that the shareholder would otherwise be entitled to receive as a result of the reverse stock split equal to the fraction of shares to which the shareholder would otherwise be entitled to, multiplied by the closing price of the Company’s common stock as reported on NASDAQ on August 29, 2011, the date immediately prior to the effective date of the reverse stock split.

A copy of the press release announcing the special dividend and the reverse stock split is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1 Press Release issued by RealNetworks, Inc. dated July 28, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

July 28, 2011	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: Chief Legal Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by RealNetworks, Inc. dated July 28, 2011